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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 3, 2001

                         CarrAmerica Realty Corporation
             (Exact name of registrant as specified in its charter)

          Maryland                    1-11706                   52-1796339
(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)             File Number)          Identification Number)

      1850 K Street, NW, Suite 500
             Washington, DC                                       20006
(Address of principal executive offices)                        (Zip Code)

               Registrant's telephone number, including area code:
                                 (202) 729-7500

                                 Not applicable
          (Former name or former address, if changed since last report)

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Item 5.  Other Events

         This Current Report on Form 8-K is being filed to provide information to investors regarding developments in our investment in HQ Global Holdings, Inc.

         In June 2000, we sold a substantial portion of our equity interest in HQ Global Holdings, Inc., our executive office suites affiliate, and our debt and equity interests in two European executive suites affiliates, in connection with the merger of HQ Global with VANTAS Incorporated. We received $377.3 million in cash, and recognized a gain net of tax of $31.9 million, in connection with these transactions. Our remaining investment in the merged entity is carried at $42.2 million and is accounted for using the cost method. We own approximately 16% of the equity of the merged entity on a fully-diluted basis.

         As previously disclosed in our quarterly report for the quarter ended September 30, 2001, FrontLine Capital Group, the majority stockholder of HQ Global, recently announced that HQ Global is in default with respect to certain covenant and payment obligations under its senior and mezzanine indebtedness. HQ Global is in active negotiations with its lenders regarding the restructuring of its long-term indebtedness. A forbearance period that was agreed to by the senior loan lenders expires on December 14, 2001, or earlier under certain circumstances. At the end of the forbearance period, if HQ Global does not cure all of its existing defaults or obtain an extension of the forbearance period, the lenders may immediately exercise any rights and remedies available to them. Following the filing of our quarterly report, FrontLine filed its quarterly report, in which it disclosed that it took an impairment charge of $294.1 million with respect to its investment in HQ Global.

         Although no final decision has been made at this time, we are continuing to evaluate our investment in HQ Global. In light of the impairment charge taken by FrontLine and other factors, including that no agreement has been reached with HQ Global's lenders as of the date of this prospectus supplement, we believe that it is likely that we will write-off our remaining $42.2 million investment in HQ Global during the fourth quarter of 2001. If such a write-off occurs, a non-cash, one-time charge would be taken against our net income in the fourth quarter of 2001, which would result in our net income and funds from operations for the fourth quarter and 2001 being substantially below our previous guidance for those periods.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 CarrAmerica Realty Corporation

Date: December 3, 2001           By: /s/ Stephen E. Riffee
                                 -----------------------------------------------
                                 Stephen E. Riffee
                                 Senior Vice President, Controller and Treasurer